UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

THE CHEFS’ WAREHOUSE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35249	20-3031526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 East Ridge Road, Ridgefield, CT		06877
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 894-1345

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 31, 2012, The Chefs’ Warehouse Midwest, LLC (“Midwest”), a Delaware limited liability company and indirectly wholly-owned subsidiary of The Chefs’ Warehouse, Inc. (the “Company”), a Delaware corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with QG Holding, Inc., an Ohio corporation (“QG”), Queensgate Food Group, LLC, an Ohio limited liability company (“Queensgate”), Mullaghan Properties, LLC, an Ohio limited liability company (“Mullaghan”), SP Beverage Co., LLC, an Ohio limited liability company (“Beverage” and together with QG, Queensgate and Mullaghan, the “Seller Parties”), the Bondholders (as defined in the Purchase Agreement), the Bondholders’ Representative (as defined in the Purchase Agreement) and the ESOP (as defined in the Purchase Agreement), pursuant to which Midwest will acquire substantially all of the assets of the Seller Parties (the “Acquisition”) for approximately $21.9 million in cash plus a potential earn-out of up to $1.2 million based on the achievement of certain EBITDA targets in fiscal 2013 and up to $1.2 million based on the achievement of certain EBITDA targets in fiscal 2014 (the “Purchase Price”). The Purchase Price is subject to a post-closing working capital adjustment as described in the Purchase Agreement. The Purchase Price was financed with borrowings under the Company’s current revolving credit facility. Certain of the key terms of the Purchase Agreement are summarized below.

The Purchase Agreement contains customary representations and warranties and covenants from Midwest, the Seller Parties, the Bondholders and the ESOP, including representations and warranties about the Sellers Parties’ business, assets, operations, and liabilities. Pursuant to the Purchase Agreement, Midwest, the Seller Parties, the Bondholders and the ESOP are, subject to certain temporal and financial limitations, obligated to indemnify each other for, among other things, losses resulting from breaches or misrepresentations under the Purchase Agreement and failure to perform covenants contained in the Purchase Agreement. Midwest deposited approximately $2.9 million of the Purchase Price in an escrow account to satisfy claims made by Midwest under the terms of the Purchase Agreement. The amount deposited in the escrow account not then subject to pending indemnification claims of Midwest or previously released from the escrow account will be released to the Bondholders’ Representative, for further distribution to the Bondholders, on the twelve (12) month anniversary of the closing.

In connection with the Acquisition, the Seller Parties and the Bondholders have agreed not to compete with Midwest or its affiliates in various geographic locations for varying periods of time.

The foregoing description of the Purchase Agreement entered into in connection with the Acquisition does not purport to be a complete description of the parties’ rights and obligations under the Purchase Agreement. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement filed herewith as Exhibit 2.1.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated into this Item 2.01 by reference.

Item 7.01.	Regulation FD Disclosure

A copy of the press release issued by the Company announcing the closing of the Acquisition is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are being filed or furnished, as applicable, herewith to this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of December 31, 2012, among The Chefs’ Warehouse Midwest, LLC, QG Holding, Inc., Queensgate Food Group, LLC, Mullaghan Properties, LLC, SP Beverage Co., LLC and the other parties party thereto (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to this agreement are omitted, but will be provided supplementally to the Securities and Exchange Commission upon request).

99.1	Press Release dated January 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name: Alexandros Aldous
Title: General Counsel and Corporate Secretary

Date: January 2, 2013

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of December 31, 2012, among The Chefs’ Warehouse Midwest, LLC, QG Holding, Inc., Queensgate Food Group, LLC, Mullaghan Properties, LLC, SP Beverage Co., LLC and the other parties party thereto (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to this agreement are omitted, but will be provided supplementally to the Securities and Exchange Commission upon request).

99.1	Press Release dated January 2, 2013.